[PWRW&G LETTERHEAD]

212-373-3000

212-757-3990

                                                               February 25, 1998

Chic by H.I.S, Inc.
1372 Broadway
New York, New York  10018

                       Registration Statement on Form S-3
                             of Chic by H.I.S, Inc.
                       ----------------------------------

Ladies and Gentlemen:

                  In connection with the above-captioned Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof by Chic by H.I.S, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested by the Company to render our opinion as to the legality of the 1,150,043 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company to be

Chic by H.I.S, Inc.                                                            2


registered thereunder, which are being offered by Jesse S. Siegel (the "Selling Stockholder").

                  In connection with this opinion, we have examined the following documents (collectively, the "Documents"): the Registration Statement (including all amendments thereto), the Registration Rights Agreement, dated as of November 20, 1992, among the Company, the Selling Stockholder and certain other parties, and originals, or copies certified or otherwise identified to our satisfaction, of the Company's Restated Certificate of Incorporation, By-laws and records of certain of the Company's corporate proceedings and such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions hereinafter expressed.

                  In our examination of the aforesaid Documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the Documents against each party thereto, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

Chic by H.I.S, Inc.                                                            3

                  Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, other than the 10,000 shares of Common Stock Mr. Siegel has the right to acquire pursuant to outstanding stock options, are validly issued, fully paid and non-assessable.

                  Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.


                                Very truly yours,


                                /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                                --------------------------------------------
                                PAUL, WEISS, RIFKIND, WHARTON & GARRISON